Exhibit 99.1
WESCO International, Inc. Announces Redemption of
2.625% Convertible Senior Debentures due 2025
     PITTSBURGH, November 19, 2010/PRNewswire/ — WESCO International, Inc. (NYSE: WCC), today announced that it will redeem all of its outstanding 2.625% Convertible Senior Debentures due 2025 (CUSIP No. 95082PAE5) (the “Debentures”) on December 23, 2010 (the “Redemption Date”). Upon redemption, WESCO will pay to the registered holders of the Debentures a redemption price of 100% of the principal amount outstanding, plus accrued and unpaid interest to, but excluding, the Redemption Date, for a total of $1,004.9583 per $1,000 principal amount of Debentures. The aggregate principal amount of Debentures currently outstanding is $92,324,000. Payment of the redemption price and accrued interest shall be made through normal DTC procedures.
Upon compliance with the terms and conditions of the Debentures, the Debentures may be surrendered for conversion at any time prior to 5:00 p.m., New York City time, on December 22, 2010. The conversion rate in effect as of November 19, 2010 is 23.8872 shares of WESCO’s common stock per $1,000 principal amount of Debentures. WESCO intends to use available funds to redeem any and all unconverted Debentures.
This press release does not constitute a notice of redemption of the Debentures. The redemption of the Debentures is made solely pursuant to WESCO’s notice of redemption dated November 19, 2010 and delivered to the registered holders of the Debentures by the trustee with respect to the Debentures.
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WESCO International, Inc. (NYSE: WCC) is a publicly traded Fortune 500 holding company, headquartered in Pittsburgh, Pennsylvania, whose primary operating entity is WESCO Distribution, Inc. WESCO Distribution is a leading distributor of electrical construction products and electrical and industrial maintenance, repair and operating (MRO) supplies, and is the nation’s largest provider of integrated supply services. 2009 annual sales were approximately $4.6 billion. The Company employs approximately 6,100 people, maintains relationships with over 17,000 suppliers, and serves over 100,000 customers worldwide. Major markets include commercial and industrial firms, contractors, government agencies, educational institutions, telecommunications businesses and utilities. WESCO operates seven fully automated distribution centers and approximately 380 full-service branches in North America and select international markets, providing a local presence for area customers and a global network to serve multi-location businesses and multi-national corporations.
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The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as well as the Company’s other reports filed with the Securities and Exchange Commission.
Contact: Richard Heyse, Vice President & Chief Financial Officer
WESCO International, Inc. (412) 454-2392, Fax: (412) 222-7566
http://www.wesco.com